Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Motorola Solutions, Inc.:

We consent to the use of our reports dated February 15, 2019, with respect to the consolidated balance sheets of Motorola Solutions, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 15, 2019 on the financial statements refers to a change to the revenue recognition accounting principle as a result of the adoption of ASU 2014-09, “Revenue from Customers with Contracts.”

Our report dated February 15, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states Motorola Solutions, Inc. acquired Avigilon Corporation during 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, Avigilon Corporation’s internal control over financial reporting associated with total assets representing 12.6% of consolidated total assets, and total net sales representing 5.2% of consolidated net sales included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of Motorola Solutions, Inc. also excluded an evaluation of the internal control over financial reporting of Avigilon Corporation.

/s/ KPMG LLP

Chicago, Illinois

March 7, 2019